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Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ORION ENERGY SYSTEMS, LTD.
     These Restated Articles of Incorporation supersede and take the place of the existing Articles of Incorporation and any amendments thereto.
Article 1
     The name of the corporation is ORION ENERGY SYSTEMS, LTD. (“Corporation”).
Article 2
     The Corporation is organized under Chapter 180 of the Wisconsin Statutes.
Article 3
     Section 3.1. Number of Shares and Classes. The aggregate number of shares that the Corporation shall have authority to issue is one hundred million (100,000,000) shares divided into the following classes:
Eighty million (80,000,000) shares of no par value per share designated as “Common Stock;” and
Twenty million (20,000,000) shares with par value of $.01 per share designated as “Cumulative Preferred Stock.”
Any and all such shares of Common Stock and Cumulative Preferred Stock may be issued for consideration, not less than the par value thereof, as shall be fixed from time to time by the Board of Directors. Any and all shares so issued, the full consideration for which has been paid or delivered, shall be deemed fully paid stock and shall not be liable to further call or assessment, and the holders of the shares shall not be liable for any further payment, except as otherwise provided by applicable Wisconsin Statutes. The preferences and relative rights of such classes shall be as set forth herein.
     Section 3.2. Directors’ Authority to Establish Series of Cumulative Preferred Stock. Subject to the rights, preferences, powers, privileges and restrictions, qualifications and limitations of the Series C Preferred Stock as set forth in Section 3.9 hereof, the Board of Directors is authorized to divide the Cumulative Preferred Stock into series and fix and determine the relative rights and preferences of each series. Each series shall be so designated by the Board of Directors as to distinguish the shares thereof from the shares of all other series. Except as otherwise set forth herein and as may be further subject to the rights, preferences, powers, privileges and restrictions, qualifications and limitations of the Series C Preferred Stock as set forth in Section 3.9 hereof, all shares of Cumulative Preferred Stock shall be identical except as to the following relative rights and preferences, as to which the Board of Directors may establish variations between different series not inconsistent with the provisions of these Articles:
(a)	The rate of dividend;

(b)	The price and the terms and conditions on which shares may be redeemed;

(c)	Sinking fund provisions for the redemption or purchase of shares; and

(d)	The terms and conditions on which shares may be converted into Common Stock, if the shares of any series are issued with the privilege of conversion.
     Section 3.3. Dividends and Distributions. Subject to the rights, preferences, powers, privileges and restrictions, qualifications and limitations of the Series C Preferred Stock as set forth in Section 3.9 hereof, which rights, preferences, powers, privileges and restrictions, qualifications and limitations conflict with and override the terms of this Section 3.3:
          3.3.1. The holders of Cumulative Preferred Stock of all series shall be entitled to receive dividends at such rates as shall be stated in the resolution or resolutions of the Board of Directors providing for the issuance thereof.
          3.3.2. All dividends on Cumulative Preferred Stock shall be without priority as between series, and shall be paid or set apart before any dividends or other distributions shall be paid or set apart for Common Stock; provided, however, that dividends may be declared and paid on Common Stock prior to dividends on Cumulative Preferred Stock being paid or set apart. Any dividends paid upon the Cumulative Preferred Stock in an amount less than full cumulative dividends accrued and in arrears upon all Cumulative Preferred Stock outstanding shall, if more than one series be outstanding, be distributed among the different series in proportion to the aggregate amounts which would be distributable to the Cumulative Preferred Stock of each series if full cumulative dividends were declared and paid thereon.
          3.3.3. The Cumulative Preferred Stock shall entitle the holder thereof to receive when and as declared at any time by the Board of Directors annual dividends on or before the last day of April of each year. Such dividends shall be contingent upon the Corporation having positive retained earnings from which to pay such dividend and the Corporation’s lender(s) agreeing that such dividends may be paid. Dividends on Cumulative Preferred Stock shall be paid at the rate fixed or provided for in the resolution or resolutions adopted by the Board of Directors pursuant to which the issuance of such Cumulative Preferred Stock shall be authorized. The dividends on the Cumulative Preferred Stock shall be cumulative, so that if at any time the full amount of dividends accrued and in arrears on the Cumulative Preferred Stock shall not be paid, the deficiency shall be payable without interest before any dividends (other than dividends paid in Common Stock) or other distributions shall be paid or set apart on the Common Stock. Dividends on Cumulative Preferred Stock shall accrue on each share from the date on which such share is issued. Whenever all dividends accrued and in arrears on the Cumulative Preferred Stock shall have been declared and shall have been paid or set apart, the Board of Directors may declare dividends on Common Stock out of the remaining positive retained earnings of the Corporation or out of surplus applicable to the payment of such dividends. Any dividend paid upon the Cumulative Preferred Stock at the time when any accrued dividends for any prior period are delinquent shall be expressly declared and designated as a dividend in whole or partial payment of the accrued dividend for the earliest period for which dividends are then delinquent, and each shareholder to whom such payment is made shall be so advised. Except as provided in paragraphs 3.9.2(a) and 3.9.6 with respect to the Series C

Preferred Stock, the Corporation shall be under no obligation to pay dividends on Cumulative Preferred Stock unless first declared by the Board of Directors.
     Section 3.4. Liquidation Rights. Notwithstanding anything to the contrary herein set forth, this Section 3.4 shall be subject to the rights, preferences, powers, privileges and restrictions, qualifications and limitations of the Series C Preferred Stock as set forth in Section 3.9 hereof, which rights, preferences, powers, privileges and restrictions, qualifications and limitations conflict with and override the terms of this Section 3.4. In the event of the voluntary liquidation or winding up of the Corporation, the holders of Cumulative Preferred Stock shall be entitled to receive out of the assets of the Corporation in full the fixed voluntary liquidation amount thereof, plus accrued dividends thereon, all as provided in the resolution or resolutions providing for the issuance thereof, before any amount shall be paid to the holders of Common Stock. In the event of the involuntary liquidation of the Corporation, the holders of the Cumulative Preferred Stock shall be entitled to receive out of the assets of the Corporation in full the fixed involuntary liquidation amount thereof, plus accrued dividends thereon, all as provided in the resolution or resolutions providing for the issuance thereof, before any amount shall be paid to the holders of Common Stock. If upon the voluntary or involuntary liquidation or winding up of the Corporation the assts of the Corporation shall be insufficient to pay the holders of all of the Cumulative Preferred Stock the entire amounts to which they may be entitled, the assets of the Corporation shall, if more than one series be outstanding, be distributed among the different series in proportion to the aggregate amounts which would be distributable to the Cumulative Preferred Stock of each series if sufficient assets were available. The holders of Cumulative Preferred Stock shall not otherwise be entitled to participate in any distribution of assets of the Corporation, which shall be divided or distributed among holders of Common Stock. No consolidation or merger of the Corporation with or into another corporation or corporations and no sale by the Corporation of all or substantially all of its assets shall be deemed a liquidation or winding up of the Corporation.
     Section 3.5. Voting Rights. Subject to the rights, preferences, powers, privileges and restrictions, qualifications and limitations of the Series C Preferred Stock as set forth in Section 3.9 hereof, which rights, preferences, powers, privileges and restrictions, qualifications and limitations conflict with and override the terms of this Section 3.5:
          3.5.1. Except as hereinafter in this Section 3.5 expressly provided and as provided by the Wisconsin Business Corporations Law, the holders of Cumulative Preferred Stock shall, together with the holders of Common Stock (neither the Cumulative Preferred Stock nor the Common Stock voting as a class), possess full voting rights for the election of directors and for other purposes. Holders of Common Stock and Cumulative Preferred Stock shall be entitled to one vote for each share held.
          3.5.2. So long as any shares of Cumulative Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote as provided by law of the holders of a majority of the outstanding shares of Cumulative Preferred Stock, voting as a class:
(a)	create or authorize any class of stock ranking either as to payment of dividends or distributions of assets prior to or on a parity with the Cumulative Preferred Stock or increase the number of authorized shares of Cumulative Preferred Stock; or

(b)	change the preferences, limitations or relative rights with respect to the outstanding Cumulative Preferred Stock, other than the preferences, limitations or relative rights of the Series C Preferred Stock (which are governed by Section 3.9.3(b) so as to materially and adversely alter in any respect the rights of the holders thereof.
     Section 3.6. Acquisition of Shares. Subject to the rights, preferences, powers, privileges and restrictions, qualifications and limitations of the Series C Preferred Stock as set forth in Section 3.9 hereof, which rights, preferences, powers, privileges and restrictions, qualifications and limitations conflict with and override the terms of this Section 3.6, the Corporation shall have the right to purchase, take, receive or otherwise acquire its own shares regardless of the availability of unreserved and unrestricted earned surplus and without earned surplus being restricted thereby. Shares of Cumulative Preferred Stock so acquired, as well as the shares of Cumulative Preferred Stock acquired upon redemption or conversion of Cumulative Preferred Stock, shall become authorized and unissued shares of Cumulative Preferred Stock which may be designated as shares of any series.
     Section 3.7. Series A Preferred Stock. Subject to the rights, preferences, powers, privileges and restrictions, qualifications and limitations of the Series C Preferred Stock as set forth in Section 3.9 hereof:
          3.7.1. The Corporation shall have authority to issue five hundred thousand (500,000) shares of Series A Convertible 12% Cumulative Preferred Stock with par value of $.01. Such stock shall be referred to as “Series A Preferred Stock.” Each share of Series A Preferred Stock shall be entitled to vote and be convertible into two shares of common stock at any time prior to December 31, 2008. A dividend of $0.165-per share of Series A Preferred Stock shall be paid annually on April 30th to holders of Series A Preferred Stock of record as of December 31st of the prior year. For stock which has been outstanding for only a portion of the prior year, such dividend shall be prorated to be $.0138 for each full month such stock was outstanding during the prior year.
          3.7.2. The payment of the dividend on Series A 12% Cumulative Preferred Stock is contingent upon the Corporation having positive retained earnings from which to pay such dividend and further is contingent upon the Corporation’s lender(s) agreeing that such dividends may be paid. Any unpaid dividends shall accumulate and be payable in whole or in part at such time as there are retained earnings and the Corporation’s lender(s) allow such payments.
          3.7.3. In the event of dissolution of the Corporation, the Series A Preferred Stock shall have a preference in the distribution of any remaining assets of the Corporation after payment of corporate debts and obligations. In such case, before any distributions are made to Common Stock shareholders, the Series A Preferred Stock shareholders shall be entitled to be paid $1.375 per share plus any accumulated and unpaid dividends thereon.
     Section 3.8. Series B Preferred Stock. Subject to the rights, preferences, powers, privileges and restrictions, qualifications and limitations of the Series C Preferred Stock as set forth in Section 3.9 hereof:
          3.8.1. The Corporation shall have authority to issue four million (4,000,000) shares of Series B Convertible Cumulative Preferred Stock. Such stock shall be referred to as “Series B

Preferred Stock.” Each share of Series B Preferred Stock shall be entitled to vote share for share with Common Stock, except that any proposed amendment to these Articles of Incorporation which affects the designation, preferences, limitations and relative rights of the Series B Preferred Stock or as otherwise provided by law, must be approved by the holders of a majority of the Series B Preferred Stock. Each share of Series B Preferred Stock shall be convertible, at any time upon written notice of the Corporation by the holder thereof, into one (1) share of fully paid and nonassessable (except to the extent provided in Section 180.0622 of the Wisconsin Statutes) Common Stock. Immediately prior to a Qualifying Public Offering (as defined in Section 3.9.5), each outstanding share of Series B Preferred Stock shall automatically convert into one share of Common Stock and such shares may not be reissued by the Corporation. At any time, at the closing of the Corporations’ public registered offering of a class of Common Stock under the Securities Act of 1933, as amended, each outstanding share of Series B Preferred Stock shall automatically convert into one (1) share of Common Stock, and such shares may not be reissued by the Corporation.
          3.8.2. In the event of any voluntary liquidation or winding up of the Corporation, the holders of the Series B Preferred Stock shall be entitled to receive out of the net assets of the Corporation the price at which such shares were issued (subject to appropriate adjustment for stock splits, stock dividends, combinations and similar recapitalizations affecting such shares), plus an amount, if any, of all cumulative dividends unpaid to the date of such liquidation, before distribution to the holders of Common Stock, and shall not participate in any further distribution of the net assets of the Corporation. In the event that the net assets are not adequate to fully pay the amount payable to the holders of the Series B Preferred Stock hereunder, the amounts distributable to the holders of the Series B Preferred Stock shall be distributed among the holders thereof pro rata based on the number of shares of Series B Preferred Stock held.
     Section 3.9. Series C Senior Convertible Preferred Stock. Two million (2,000,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series C Senior Convertible Preferred Stock” (the “Series C Preferred Stock”), with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:
          3.9.1. Dividends.
          (a) The holders of shares of Series C Preferred Stock shall be entitled to receive cumulative dividends out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Series B Preferred Stock, Series A Preferred Stock, the Common Stock or any other shares of capital stock of the Corporation at a rate of $0.165 per share (subject to appropriate adjustment for any stock splits, stock dividends, combinations and other similar recapitalizations) per annum on each outstanding share of Series C Preferred Stock (the “Series C Dividends”) payable annually when, as and if declared by the Board of Directors. The Series C Dividends shall accrue (whether or not declared by the Board of Directors) and be cumulative as to any share of Series C Preferred Stock from the date on which such share is first issued and shall be payable in arrears, when and as declared by the Board of Directors or as otherwise provided herein. After payment of the Series C Dividends, any additional dividends shall be distributed among the holders of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Series A Preferred Stock, Series B Preferred

Stock and Series C Preferred Stock into Common Stock). Except as provided in paragraphs 3.9.2(a) and 3.9.6 with respect to the Series C Preferred Stock, the Corporation shall be under no obligation to pay such dividends unless first declared by the Board of Directors.
          (b) The Corporation shall not declare, pay or set aside any dividends on any other series of Cumulative Preferred Stock or on the Common Stock (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) unless all accrued but unpaid dividends have been paid on the Series C Preferred Stock.
          3.9.2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.
          (a) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, or any Deemed Liquidation Event (as defined below), subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of the Series C Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its shareholders prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series B Preferred Stock, Series A Preferred Stock, Common Stock or any other shares of capital stock of the Corporation by reason of their ownership thereof, an amount per share equal to $2.75 per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares) for each share of Series C Preferred Stock then held by them (the “Series C Original Issue Price”), plus an amount equal to all accumulated (whether or not declared) but unpaid dividends (including any unpaid Series C Dividends) (such amount hereinafter being referred to as the “Series C Liquidation Amount”); provided, however, that the holders of the Series C Preferred Stock shall not be entitled to receive such accumulated but unpaid dividends in the event of a Deemed Liquidation Event in which the Deemed Liquidation Event Consideration paid or distributed to the holders of capital stock of the Corporation is at least $8.25 per share (subject to appropriate adjustment for stock splits, stock disbursements, combinations and other similar recapitalizations affecting such shares). If, upon the occurrence of such liquidation event, the assets and funds thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full Series C Liquidation Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.
          (b) Remaining Assets. Upon the completion of the distribution required by Section 3.9.2(a) above, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Series B Preferred Stock as set forth in Section 3.8.2 and Series A Preferred Stock as set forth in Section 3.7.3 and any remaining assets available for distribution to shareholders shall be distributed pro rata among the holders of Common Stock. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the holders of the Series C Preferred Stock from converting their shares of Series C Preferred Stock into shares of Common Stock prior to or simultaneously with such liquidity event in accordance with Section 3.9.4 hereof, in which case any holders so converting shall not be entitled to receive the distribution required by Section 3.9.2(a) above.

          (c) Deemed Liquidation Events.
               (i) The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 3.9.2 (a “Deemed Liquidation Event”), unless the holders of 51% of the Series C Preferred Stock elect otherwise by written notice given to the Corporation at least 5 days prior to the effective date of any such event:
                    (A) a merger, consolidation or reorganization in which
(I)	the Corporation is a constituent party or

(II)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger, consolidation or reorganization involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for capital stock which represent, immediately following such merger or consolidation at least a majority, by voting power and economic interest, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger, consolidation or reorganization, the parent corporation of such surviving or resulting corporation;
                    (B) the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation of all or substantially all the assets of the Corporation (except where such sale, lease, transfer or other disposition is to a wholly owned subsidiary of the Corporation); or
                    (C) the sale, conveyance, exchange or transfer of the voting capital stock of the Corporation in one or a series of related transactions if, (I) after such sale, conveyance, exchange or transfer, the shareholders of the Corporation immediately prior to such sale, conveyance, exchange or transfer do not retain at least a majority of the voting power of the Corporation immediately thereafter and (II) the proceeds of such sale, conveyance, exchange or transfer are not payable to the holders of Series C Preferred Stock in accordance with Subsections 3.9.2(a) and 3.9.2(b) above.
               (ii) The Corporation shall not effect any transaction constituting a Deemed Liquidation Event pursuant to Subsection 3.9.2(c)(i)(A) above unless the agreement or plan of merger, consolidation or reorganization provides that the consideration payable to the shareholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 3.9.2(a) and 3.9.2(b) above.
               (iii) In the event of a Deemed Liquidation Event pursuant to Subsection 3.9.2(c)(i)(B) above, if the Corporation does not effect a dissolution of the Corporation under the Business Corporation Law within 60 days after such Deemed Liquidation Event, then the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), to the extent legally available therefor (the

“Net Proceeds”), to repurchase, on the 90th day after such Deemed Liquidation Event (the “Liquidation Repurchase Date”), the Series C Preferred Stock, and to distribute the Net Proceeds in accordance with Sections 3.9.2(a) and 3.9.2(b) above.
               (iv) In the event of a Deemed Liquidation Event pursuant to Subsection 3.9.2(c)(i)(C) above, the Corporation shall be liquidated, dissolved and wound up in accordance with Sections 3.9.2(a) and 3.9.2(b) above within 90 days after such Deemed Liquidation Event.
               (v) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, reorganization, sale or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity (the “Deemed Liquidation Event Consideration”). The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.
          3.9.3. Voting.
          (a) On any matter presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation (or by written consent of shareholders in lieu of meeting), each holder of outstanding shares of Series C Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series C Preferred Stock held by such holder are convertible as of the record date for determining shareholders entitled to vote on such matter. Except as provided by law or by the provisions of these Articles of Incorporation, holders of Series C Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class on an as converted to Common Stock basis.
          (b) At any time when any shares of Series C Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by these Articles of Incorporation, and in addition to any other vote required by law or these Articles of Incorporation, without the majority, whether by written consent or affirmative vote, of the holders of the then outstanding shares of Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a single class and on an as-converted to Common Stock basis, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise:
               (i) consent to any liquidation, dissolution or winding up of the Corporation or to any Deemed Liquidation Event;
               (ii) commence or consent to any voluntary or involuntary bankruptcy, insolvency or creditors’ proceeding;
               (iii) amend, alter or repeal any provision of the Articles of Incorporation or Bylaws of the Corporation (including pursuant to a merger, consolidation, reorganization or otherwise);
               (iv) except as provided in subsection 3.9.3(b)(viii) below, recapitalize, create or authorize the creation of any additional class or series of shares of stock;

               (v) except as provided in subsection 3.9.3(b)(viii) below, increase or decrease (other than by redemption or conversion) the authorized number of shares of Preferred Stock, Common Stock or shares of any additional class or series of shares of stock;
               (vi) except as provided in subsection 3.9.3(b)(viii) below, issue, create or authorize any obligation or security convertible into shares of any class or series of stock;
               (vii) purchase or redeem, or set aside any sums for the purchase or redemption of, or pay any dividend or make any distribution on, any shares of stock other than the Series C Preferred Stock, except for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and except for purchases or redemptions of shares of Common Stock from employees, directors or consultants at the original purchase price or required to be made at no more than fair market value pursuant to agreements which are approved by a majority of the members of the Board of Directors who are not employees of the Corporation and were not employees of the Corporation during the twenty-four month period prior to the date of such approval (the “Independent Directors”);
               (viii) authorize or issue any equity securities other than the following authorizations or issuances (“Exempt Securities”):
                    (A) shares of Common Stock issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock;
                    (B) up to 2,048,200 shares of Common Stock pursuant to the Corporation’s stock purchase and stock option plans in effect on the Series C Original Issue Date;
                    (C) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Series C Original Issue Date;
                    (D) shares of Common Stock or warrants to purchase Common Stock issued pursuant to any strategic partnership, in each case approved by a majority of the Independent Directors; and
                    (E) up to an aggregate of 100,000 shares of new equity per year granted to vendors, consultants, advisors or in small acquisitions, which plans, partnership arrangements or grants have been approved by a majority of the Independent Directors;
               (ix) reduce the percentage ownership of the Corporation capital stock represented by the Series C Preferred Stock to less than 7.05% (on a fully-diluted basis), except through the issuance of Exempt Securities;
               (x) permit any subsidiary of the Corporation to issue or sell any equity securities of such subsidiary (other than to the Corporation or a wholly owned subsidiary of the Corporation);
               (xi) make, or cause any subsidiary of the Corporation to make, any acquisition of the assets, stock or other equity securities of any other company or effect the same by way of a merger, consolidation or reorganization, except for acquisitions of assets for consideration of $10,000,000 or less in any single transaction or series of related transactions;

               (xii) engage in any new line of business substantially outside of the business plan in the form approved by a majority of the Independent Directors or materially modifying such plan, unless approved in each case by a majority of the Independent Directors;
               (xiii) merge with or into or consolidate, or permit any subsidiary to merge with or into or consolidate, with any other entity (other than a merger or consolidations solely between the Corporation and one or more subsidiaries or among subsidiaries);
               (xiv) sell, lease, or otherwise dispose of all or substantially all of the Corporation’s properties or assets; or
               (xv) incur any indebtedness, or permit any subsidiary to incur any indebtedness (other than indebtedness of subsidiaries owed to the Corporation and long-term indebtedness of the Corporation outstanding as of June 30, 2006), in excess of $20,000,000 in the aggregate, unless approved by a majority of the Independent Directors.
          3.9.4. Optional Conversion.
          The holders of the Series C Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
          (a) Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable (except to the extent provided in Section 180.0622 of the Wisconsin Statutes) shares of Common Stock as is determined by dividing the Series C Original Issue Price for such share by the Series C Conversion Price (as defined below) for such share in effect at the time of conversion. The “Series C Conversion Price” shall initially be equal to the Series C Original Issue Price. Such initial Series C Conversion Price, and the rate at which shares of Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.
          In the event of a notice of repurchase of any shares of Series C Preferred Stock pursuant to Section 3.9.6 hereof, the Conversion Rights of the shares designated for repurchase shall terminate at the close of business on the last full day preceding the date fixed for repurchase, unless the repurchase price is not paid on such repurchase date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series C Preferred Stock.
          (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective applicable Series C Conversion Price.
          (c) Mechanics of Conversion.
               (i) In order for a holder of Series C Preferred Stock to convert shares of Series C Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series C Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series C Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series C Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates (or lost certificate affidavit and agreement) and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series C Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.
               (ii) The Corporation shall at all times when the Series C Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series C Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Stock. Before taking any action which would cause an adjustment reducing the Series C Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable (except to the extent provided in Section 180.0622 of the Wisconsin Statutes) shares of Common Stock at such adjusted applicable Series C Conversion Price.
               (iii) Upon any such conversion other than in connection with a Qualifying Public Offering (as defined below) or the consummation of a Deemed Liquidation Event in which the Deemed Liquidation Event Consideration is at least equal to the amount set forth in Section 3.9.5(a)(B), all accumulated (whether or not declared) but unpaid dividends on the Series C Preferred Stock shall be paid in cash.
               (iv) All shares of Series C Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and, except as provided in (iii) above, to receive payment of any dividends declared but unpaid thereon. Any shares of Series C Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for shareholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series C Preferred Stock accordingly.
               (v) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series C Preferred Stock pursuant to this Section 3.9.4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.
          (d) Adjustments to Conversion Price for Diluting Issues.
               (i) Special Definitions. For purposes of this Section 3.9.4, the following definitions shall apply:
                    (A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.
                    (B) “Series C Original Issue Date” shall mean the date on which a share of Series C Preferred Stock was first issued.
                    (C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.
                    (D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 3.9.4(d)(iii) below, deemed to be issued) by the Corporation after the Series C Original Issue Date, other than the following (“Exempted Securities”):
(I)	shares of Common Stock issued or deemed issued as a dividend or distribution on, or upon conversion of, the Series C Preferred Stock;

(II)	shares of Common Stock issued upon exercise or conversion of any Options or Convertible Securities outstanding on the Series C Original Issue Date;

(III)	shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 3.9.4(e) or 3.9.4(f) below;

(IV)	up to 2,048,200 shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), issued or deemed issued to employees or directors of, or consultants to, the Corporation or any of its subsidiaries, whether issued before or after the Series C Original Issue Date (provided, that any Options for such shares that expire or terminate unexercised or any restricted stock repurchased by the Corporation at cost shall not be counted toward such maximum number unless and until such shares are regranted as new stock grants or as new Options);

(V)	up to an aggregate of 100,000 shares per year granted pursuant to Section 3.9.3(b)(viii)(E);

(VI)	shares of Common Stock or warrants to purchase Common Stock issued pursuant to any strategic partnership, in each case approved by a majority of the Independent Directors; or

(VII)	shares of Common Stock issued in a Qualifying Public Offering.
               (ii) No Adjustment of Conversion Price. No adjustment in the Series C Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if: (a) the consideration per share (determined pursuant to Subsection 3.9.4(d)(v)) for such Additional Share of Common Stock issued or deemed to be issued by the Corporation is equal to or greater than the Series C Conversion Price, in effect immediately prior to the issuance or deemed issuance of such Additional Shares of Common Stock, or (b) prior to such issuance or deemed issuance, the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, voting as a single class and on an as-converted to Common Stock basis, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.
               (iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock.
                    (A) If the Corporation at any time or from time to time after the Series C Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

                    (B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series C Conversion Price pursuant to the terms of Subsection 3.9.4(d)(iv) below, are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Series C Conversion Price, computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series C Conversion Price, as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing the Series C Conversion Price, to an amount which exceeds the lower of (i) the Series C Conversion Price, on the original adjustment date, or (ii) the Series C Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.
                    (C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities), the issuance of which did not result in an adjustment to the Series C Conversion Price pursuant to the terms of Subsection 3.9.4(d)(iv) below (either because the consideration per share (determined pursuant to Subsection 3.9.4(d)(v) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series C Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series C Original Issue Date), are revised after the Series C Original Issue Date (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 3.9.4(d)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.
                    (D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series C Conversion Price pursuant to the terms of Subsection 3.9.4(d)(iv) below, the Series C Conversion Price shall be readjusted to such Series C Conversion Price as would have obtained had such Option or Convertible Security never been issued.
                    (E) No adjustment in the Series C Conversion Price shall be made upon the issue of shares of Common Stock or Convertible Securities upon the exercise of Options or the issue of shares of Common Stock upon the conversion or exchange of Convertible Securities.
               (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series C Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 3.9.4(d)(iii)), without consideration or for a consideration per share less than the Series C Conversion Price in effect immediately prior to such issue, then the Series C Conversion Price, shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined by multiplying the Series C Conversion Price, by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series C Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, for the purpose of this Subsection 3.9.4(d)(iv), all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion of Convertible Securities (including the Series C Preferred Stock) outstanding immediately prior to such issue shall be deemed to be outstanding.
               (v) Determination of Consideration. For purposes of this Subsection 3.9.4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:
                    (A) Cash and Property: Such consideration shall:
(I)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(III)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors of the Corporation.
                    (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 3.9.4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing
(I)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(II)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
               (vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are comprised of shares of the same series or class of Preferred Stock and that would result in an adjustment to the Series C Conversion Price, pursuant to the terms of subsection 3.9.4(d)(iv) above, and such issuance dates occur within a period of no more than 45 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Series C Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the final such issuance (and without giving effect to any adjustments as a result of such prior issuances within such period).
          (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series C Original Issue Date effect a subdivision of the outstanding Common Stock without a comparable subdivision of the Series C Preferred Stock or combine the outstanding shares of Series C Preferred Stock without a comparable combination of the Common Stock, the Series C Conversion Price, in effect immediately before that subdivision or combination shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Series C Original Issue Date combine the outstanding shares of Common Stock without a comparable combination of the Series C Preferred Stock or effect a subdivision of the outstanding shares of Series C Preferred Stock without a comparable subdivision of the Common Stock, the Series C Conversion Price, as the case may be, in effect immediately before the combination or subdivision shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.
          (f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Series C Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Series C Conversion Price, in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series C Conversion Price then in effect by a fraction:

          (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
          (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series C Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series C Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series C Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series C Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series C Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.
          (g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series C Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than shares of Common Stock) or in cash or other property, then and in each such event the holders of Series C Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of Series C Preferred Stock had been converted into Common Stock on the date of such event.
          (h) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 3.9.2(c), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series C Preferred Stock,) is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (e), (f) or (g) of this Section 3.9.4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series C Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series C Preferred Stock, immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 3.9.4 with respect to the rights and interests thereafter of the holders of the Series C Preferred Stock to the end that the provisions set forth in this Section 3.9.4 (including provisions with respect to changes in and other adjustments of the Series C Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series C Preferred Stock.
          (i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series C Conversion Price pursuant to this Section 3.9.4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 30 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series C Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series C Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series C Preferred Stock (but in any event not later than 30 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series C Conversion Price, then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series C Preferred Stock.
          (j) Notice of Record Date. In the event:
               (i) the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series C Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or
               (ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the surviving entity and its Common Stock is not converted into or exchanged for any other securities or property), or any transfer of all or substantially all of the assets of the Corporation; or
               (iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series C Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series C Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series C Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.
          3.9.5. Mandatory Conversion.

          (a) Upon the earlier of (A) the closing of the sale of shares of Common Stock, at a price to the public of at least $8.25 per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $30,000,000 of net proceeds to the Corporation after deduction of underwriters’ commissions and expenses payable by the Corporation (a “Qualifying Public Offering”), (B) the consummation of a Deemed Liquidation Event in which the Deemed Liquidation Event Consideration paid or distributed to the holders of capital stock of the Corporation is at least $8.25 per share (subject to appropriate adjustment for stock splits, stock disbursements, combinations and other similar recapitalizations affecting such shares), or (C) a date agreed to in writing by the holders of (x) at least a majority of the then outstanding shares of Series C Preferred Stock, voting as a single class (on an as-converted to Common Stock basis), as to the mandatory conversion of the Series C Preferred Stock (any such date a “Mandatory Conversion Date”), (i) all outstanding shares of the Series C Preferred Stock shall automatically be converted into shares of Common Stock at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation. In the case of a conversion pursuant to clause (B) of the preceding sentence, such conversion shall be deemed to occur immediately prior to the consummation of such Deemed Liquidation Event. For the avoidance of doubt, any such conversion shall be made without the issuance of additional shares or other consideration based on any accrued dividends which would otherwise be owed pursuant to Section 3.9.1.
          (b) All holders of record of shares of Series C Preferred Stock shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Series C Preferred Stock pursuant to this Section 3.9.5. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the Business Corporation Law, to each record holder of Preferred Stock. Upon receipt of such notice, each holder of shares of Series C Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 3.9.5. On the Mandatory Conversion Date, all outstanding shares of Series C Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series C Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series C Preferred Stock has been converted, and payment of any declared but unpaid dividends thereon. Upon any such conversion, no payment of any accumulated (whether or not declared) but unpaid dividends (including without limitation any declared Series C Dividends) on the Series C Preferred Stock shall be made. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Series C Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 3.9.4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.
          (c) All certificates evidencing shares of Series C Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Series C Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Series C Preferred Stock may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series C Preferred Stock accordingly.
          3.9.6. Repurchase.
          (a) Mandatory Repurchase. Shares of Series C Preferred Stock shall be repurchased by the Corporation out of funds lawfully available therefor at a price equal to the Series C Original Issue Price per share, plus all accumulated (whether or not declared) but unpaid dividends thereon (including any unpaid Series C Dividends) (the “Series C Repurchase Price”) in three semi-annual installments commencing 120 days after receipt by the Corporation at any time on or after July 31, 2011, from the holders of at least a majority of the then outstanding shares of Series C Preferred Stock of written notice requesting repurchase of all shares of Series C Preferred Stock (the date of each such installment being referred to as a “Repurchase Date”).
          (b) On each Repurchase Date, the Corporation shall repurchase, out of funds legally available therefor, a minimum dollar amount of Series C Preferred Stock determined by dividing (i) the Series C Repurchase Price which remains unpaid on such Repurchase Date by (ii) the number of remaining Repurchase Dates (including the Repurchase Date to which such calculation applies) (each such amount, the “Repurchase Proceeds”). If the Corporation does not have sufficient funds legally available to repurchase on any Repurchase Date all shares of Series C Preferred Stock to be repurchased on such Repurchase Date, the Corporation shall repurchase any such shares that would have been repurchased but for the shortage of legally available funds on such Repurchase Date as soon as practicable after the Corporation has funds legally available therefor and the unpaid portion of the Series C Repurchase Price shall accrue interest at the rate of ten percent (10%) per annum, which shall be paid quarterly in arrears until such Series C Repurchase Price is paid in full.
          (c) Repurchase Notice. Written notice of the mandatory repurchase (the “Repurchase Notice”) shall be mailed, postage prepaid, to each holder of record of Series C Preferred Stock, at his or its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Business Corporation Law, not less than 30 days prior to each Repurchase Date. Each Repurchase Notice shall state:
(I)	the number of shares of Series C Preferred Stock held by the holder that the Corporation shall repurchase on the Repurchase Date specified in the Repurchase Notice;

(II)	the Repurchase Date and the Series C Repurchase Price;

(III)	the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 3.9.4(a)); and

(IV)	that the holder is to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares of Series C Preferred Stock to be repurchased.
          (d) Surrender of Certificates; Payment. On or before the applicable Repurchase Date, each holder of shares of Series C Preferred Stock to be repurchased on such Repurchase Date, unless such holder has exercised his right to convert such shares as provided in Section 3.9.4 hereof, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Repurchase Notice, and thereupon the Series C Repurchase Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all of the shares of Series C Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series C Preferred Stock shall promptly be issued to such holder.
          (e) Rights Subsequent to Repurchase. If the Repurchase Notice shall have been duly given, and if on the applicable Repurchase Date the Series C Repurchase Price payable upon repurchase of the shares of Series C Preferred Stock to be repurchased on such Repurchase Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Series C Preferred Stock so called for repurchase shall not have been surrendered, all rights with respect to such shares shall forthwith after the Repurchase Date terminate, except only the right of the holders to receive the applicable Series C Repurchase Price without interest upon surrender of their certificate or certificates therefor.
          (f) Repurchased or Otherwise Acquired Shares. Any shares of Series C Preferred Stock which are repurchased or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series C Preferred Stock following repurchase.
          (g) Other Repurchases or Acquisitions. Neither the Corporation nor any subsidiary shall repurchase or otherwise acquire any series of Series C Preferred Stock, except (i) as expressly authorized herein or (ii) with the written consent of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, voting as a single class and on an as-converted to Common Stock basis.
          3.9.7. Waiver. Except as otherwise provided herein, any of the rights of the holders of the Series C Preferred Stock set forth herein may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of Series C Preferred Stock then outstanding, voting as a single class and on an as-converted to Common Stock basis.
Article 4
     The corporation’s registered office is at 1204 Pilgrim Road, Plymouth, Wisconsin 53073 and the name of its registered agent at such address is Neal R. Verfuerth.
Article 5
     The foregoing Amended and Restated Articles of Incorporation were submitted to the Corporation’s shareholders by the Board of Directors of the Corporation and were adopted by the Corporation’s shareholders at a special meeting of the shareholders in accordance with Sections 180.0702 and 180.1003 of the Wisconsin Business Corporation Law on July 25, 2006.
Executed on behalf of the Corporation and dated as of this 28th day of July, 2006.

/s/ Eric Von Estorff Eric Von Estorff, Secretary
This document was drafted by Attorney Carl R. Kugler of Foley & Lardner LLP,
150 E. Gilman Street, Madison, Wisconsin 53703.